Exhibit 99.1
Matrixx Initiatives, Inc. Reports Fiscal 2010 Fourth Quarter and Full-Year Results
SCOTTSDALE, AZ May 10, 2010; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets Zicam® products that provide consumers with “better ways to get better®,” today announced financial results for its fourth quarter and fiscal year ended March 31, 2010.
Fiscal 2010 Financial Results
For the fiscal year ended March 31, 2010, net sales were approximately $67.3 million, compared to net sales of $111.6 million for the fiscal year ended March 31, 2009. The Company incurred a net loss of approximately $23.6 million, or $(2.56) per diluted share, compared to net income of approximately $13.9 million, or $1.46 per diluted share, for fiscal 2009. Sales and operating results were significantly impacted by the recall of our nasal Cold Remedy products in June of 2009 (nasal Cold Remedy products accounted for approximately 40%, or $42.5 million of fiscal 2009 sales). Partially offsetting the nasal Cold Remedy revenue loss was a 22% increase in sales of oral Cold Remedy products. Product liability and recall-related legal expense increased to $6.2 million in fiscal 2010, compared to $2.5 million in fiscal 2009. For fiscal 2010, the Company incurred a loss from operations of $38.3 million which includes recall-related charges and asset impairments of $33.1 million. Income from operations in fiscal 2009 was $22.3 million and included $2.0 million for recall-related charges. Excluding the recall-related charges and asset impairments described above, the fiscal 2010 loss from operations was $5.2 million as compared to income from operations of $24.3 million in fiscal 2009.
Fourth Quarter Financial Results
For the fourth quarter ended March 31, 2010, the Company reported net sales of $6.3 million, versus net sales of $30.8 million in the quarter ended March 31, 2009. The Company incurred a net loss of approximately $9.6 million, or $(1.04) per diluted share, compared to net income of approximately $3.1 million, or $0.33 per diluted share, in the prior year’s fourth quarter. Due to the publicity associated with H1N1 flu, retailers increased early season buys and carried elevated levels of inventory early in the cold season, which adversely impacted reorders in the fourth quarter of fiscal 2010. During the fourth quarter ended March 31, 2010, the Company recorded $10.9 million for marketing and advertising activities to continue to spur consumption during the end of the cold season.
Brand and Operating Highlights
Bill Hemelt, President and Chief Executive Operating Officer, said, “Fiscal 2010 was the single most challenging year for the Company. We navigated a recall of our two nasal Cold Remedy products and reset plans for our Zicam brand to achieve growth in the future. During the cold season we focused our advertising message to consumers around oral Cold Remedy products and realized growth in our oral Cold Remedy franchise. For the 52 weeks ended March 21, 2010, retail unit sales (three-outlet syndicated scanner data, not including Wal-Mart or club stores) of oral Zicam Cold Remedy products increased 12%, while the total cough/cold category unit sales were flat compared to the prior year. Despite facing increased store brand competition, we believe we can continue to grow our core Zicam business, which includes oral Cold Remedy and Allergy/Sinus products. In order to differentiate and promote the growth of our products, we will continue to refresh our consumer messaging and introduce new products.” Additional fiscal fourth quarter and full-year 2010 metrics and highlights include:

•	Introduced two new and unique oral Cold Remedy products for the 2009/2010 cold season (Zicam Cold Remedy Zavors and Zicam Cold Remedy Liqui-Loz)

•	Achieved average gross margin of 69% for fiscal 2010

•	Ended the fiscal year with $30.2 million of cash and certificates of deposit

•	Executed the new “Zicam = I Can” advertising program

•	Invested 38% of sales in advertising and brand building activities to promote Zicam oral Cold Remedy products in light of the nasal products recall

•	Our mix of core business net sales in fiscal 2010 was 66% oral Cold Remedy products and 26% allergy/sinus products, versus 33% and 20%, respectively, in fiscal 2009

•	Oral Cold Remedy unit sales increased 28%
Mr. Hemelt continued, “In fiscal 2011, the Company will focus on growing sales in our core Cold Remedy and Allergy/Sinus franchise and offsetting declines in our non-core product classes. For fiscal 2011, the Company anticipates revenue increasing 3% to 5% above the $67.3 million achieved in fiscal 2010. We anticipate expense for litigation will be between $1.3 million and $1.8 million per quarter in fiscal 2011. In addition, we expect to be cash flow positive and report net income between $2.0 and $3.0 million.”
There will be a teleconference Tuesday, May 11, 2010 at 11:00 a.m. EDT to discuss fourth quarter and fiscal 2010 financial results. To access the teleconference, please call (877) 878-2689 (domestic) or (970) 315-0419 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on Events & Presentations. A replay of the call will be available at (888) 203-1112 (domestic) or (719) 457-0820 (international), replay number 69901813 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.

	Matrixx Initiatives, Inc.
	(Unaudited)
	Three months ended March 31,		Twelve months ended March 31,
(In Thousands Except Per Share Amounts)	2010	2009	2010	2009
Net Sales	$6,311	$30,788	$67,317	$111,630
Cost of Sales	3,412	8,098	20,685	32,876

Gross Profit	2,899	22,690	46,632	78,754
Selling, General & Administrative	17,970	17,037	58,677	53,205
Research and Development	499	684	2,396	3,235
Asset Impairments	—	—	23,867	—

Income (Loss) from Operations	(15,570)	4,969	(38,308)	22,314
Total Other Income	27	47	147	287

Net Income (Loss) Before Tax	(15,543)	5,016	(38,161)	22,601
Income Tax Expense	(5,895)	1,879	(14,585)	8,737

Net Income	$(9,648)	$3,137	$(23,576)	$13,864

Net Income (Loss) per Diluted Share	$(1.04)	$0.33	$(2.56)	$1.46
Average Shares Outstanding (mil)	9.3	9.4	9.2	9.5

Selected Balance Sheet Information

($000s)	March 31, 2010	March 31, 2009	March 31, 2008
Cash and Certificates of Deposit	$30,219	$40,015	$27,933
Accounts Receivable — Trade	$5,386	$14,769	$12,052
Inventory	$6,167	$7,740	$11,530
Total Assets	$61,465	$91,360	$78,149
Current Liabilities	$10,384	$15,477	$10,574
Working Capital	$44,355	$52,075	$44,612
Total Debt	$0	$0	$0
Shareholders’ Equity	$51,082	$73,077	$65,552
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® products in the cough and cold category. The Company markets Zicam brand pharmaceuticals, including Zicam Cold Remedy in multiple oral delivery forms; Zicam Allergy and Congestion Relief products; as well as Zicam Cough and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, President and Chief Executive Officer, 602-385-8888, or Bill Barba, Treasurer, 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our revenue and net income (loss) expectations for the fiscal year ending March 31, 2011; (ii) our expectations regarding continued growth of Cold Remedy product sales and the resulting impact on our operations and financial results; (iii) our expectations regarding advertising and marketing of our products; (iv) our expectations regarding legal expenses; (v) our expectations of being cash flow positive in fiscal 2011. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability, advertising, and securities litigation; (f) regulatory issues or public relations challenges, including those associated with the FDA’s June 2009 warning letter, which required the withdrawal of our nasal Cold Remedy products; (g) the possibility of delays or other difficulties in selling our products or in implementing new product improvements and introducing to the marketplace new products and brands; (h) the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes or the product withdrawal associated with the FDA’s warning letter, may exceed expected amounts; (i) the possibility of future product recalls; (j) increased competition from private label manufacturers; and (k) the possibility that adverse economic conditions may affect consumer demand. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on June 8, 2009, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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